Exhibit 5.1

[Fulbright & Jaworski L.L.P. letterhead]

June 23, 2006

Universal Health Services, Inc.

Universal Corporate Center

367 South Gulph Road

P.O. Box 61558

King of Prussia, Pennsylvania 19406

Ladies and Gentlemen:

We have acted as counsel to Universal Health Services, Inc., a Delaware corporation (the “Company”), in connection with the automatic shelf registration statement on Form S–3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale from time to time of the Company’s debt securities (“Debt Securities”). The Debt Securities will be issued pursuant to the indenture between the Company and J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, N.A., as trustee (the “Trustee”), dated as of January 20, 2000, as amended by a supplemental indenture, dated as of June 20, 2006, between the Company and the Trustee (as so amended, the “Indenture”).

We have examined and relied upon copies, certified or otherwise identified to our satisfaction, of the Indenture and Registration Statement. We have also examined such corporate records, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion. Our opinions set forth below are limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the laws of the State of New York and the federal laws of the United States.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, and the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

We assume that appropriate action will be taken, prior to any offer or sale of Debt Securities, to register and qualify such offer or sale of Debt Securities under all applicable state securities or “blue sky” laws.

Based on the foregoing, we advise you that in our opinion that:

Assuming (a) the taking of all necessary corporate action to approve the issuance and terms of Debt Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company or a duly constituted and acting committee thereof (the “Board”) and (b) the due execution, authentication, issuance and delivery of such Debt Securities, upon payment or consideration therefor provided in the applicable definitive purchase, underwriting or similar agreement duly approved by the Board and otherwise in accordance with the terms of the Indenture and such agreement, such Debt Securities will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (except that the enforceability thereof may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, (ii) general principles of equity, including without limitation requirements of good faith, fair dealing and reasonableness, and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.